Exhibit 15-b6



Matthew Wong (b. 1984)



We opportunistically acquired the Painting from the previous owner at an attractive price, offering it to investors at a discount to our internal pre-sourcing valuation. The work has only been held in one other collection since its creation in 2017

INVESTMENT THESIS

Initial Offering Price

$1,947,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$6.0m
$4.0m
$2.0m
$0.0m
21
22
23

Price Appreciation of Similar Works

54.2%

Sharpe Ratio (1995-2021)	watch video
Matthew Wong	Speculative
All Art	0.55
S&P 500	0.56

97% Progress

INVEST NOW



Matthew Wong

(b. 1984)

Why we like this offering

1. Since Matthew Wong sadly passed away in 2019 at the young age of 35, the artist's market has seen considerable growth and has been the subject of numerous institutional shows.
2. In October 2022, the Dallas Museum of Art – opened "The Realm of Appearances," the first retrospective and U.S. museum exhibition devoted to Wong's work. Featuring approximately fifty paintings, the exhibition charted the artist's short career and ran through February 2023.
3. Executed in 2017, two years before the artist's tragic death, the Painting depicts a nightscape consisting of a vibrant jungle with trees and a figure on a row boat sailing across the river.
4. The faceless figure is a recurring image in Wong's works which can be considered as often representing the artist himself. The lone figure set among the landscape, a motif found throughout Wong's work, may portray an inner loneliness and sense of isolation.
5. As of May 23, 2023, examples similar to the Painting have sold at auction in excess of $2 million and include: "Yellow Brick Road" (2018), which sold for $3,728,393 in December 2021, "The Reader" (2017), which sold for $2,329,000 in June 2021 and "Far Away Eyes" (2017), which sold for $2,716,825 in November 2021.
6. The Painting's staccato-like brushstrokes and rich color recall the animated stippling that typified the works of Vincent Van Gogh, with whom Wong's work has long been associated, while the presence of a solitary figure, who is diminished yet also blends within the landscape, may recall the vistas of Caspar David Friedrich and German Romanticism.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$17,269,960	10	$5,552,077

Average Prices


1.9M
1.4M
959.4K
479.7K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


37.1M
27.9M
18.6M
9.3M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
29
21.75
14.5
7.25
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	$1,947,000
Offering Circular	sec.gov/edgar

Painting







About Matthew Wong

Matthew Wong (b. 1984, Toronto, Canada; d. 2019, Edmonton, Canada) was a self-taught artist remembered for his vibrant landscapes and interior scenes, painted in a style reminiscent of Post-Impressionist artists like Vincent Van Gogh and Édouard Vuillard. In the wake of the artist's passing in 2019 at the age of 35, Wong's market has seen significant growth and the artist has been the subject of several notable institutional shows.

INVEST NOW

MATTHEW WONG

b. 1984 – d. 2019, CANADA

Oil on canvas | 30 × 40 in.

Matthew Wong was a self-taught artist remembered for his vibrant landscapes and interior scenes, painted in a style reminiscent of Post-Impressionist artists like Vincent Van Gogh and Édouard Vuillard.



$1,947,000
INITIAL OFFERING

54.2%
ANNUAL APPRECIATION OF SIMILAR WORKS[1]

14.3%
MEDIAN REPEAT SALE APPRECIATION[3]

59.7%
RECORD PRICE APPRECIATION[4]

The Painting is a characteristic medium-scale example of Matthew Wong's vibrant and expressive style, which plays on a rich tradition of art historical precedents. Executed in 2017, two years before the artist's tragic death, the Painting depicts a nightscape consisting of a vibrant jungle with trees and a figure on a row boat sailing across the river. The faceless figure is a recurring image in Wong's works which can be considered as often representing the artist himself. The lone figure set among the landscape, a motif found throughout Wong's work, may portray an inner loneliness and sense of isolation. The Painting features Wong's distinct, impasto brushstrokes that create a sense of texture and movement throughout the composition. The Painting's staccato-like brushstrokes and rich color recall the animated stippling that typified the works of Vincent Van Gogh, with whom Wong's work has long been associated, while the presence of a solitary figure, who is diminished yet also blends within the landscape, may recall the vistas of Caspar David Friedrich and German Romanticism. Landscape paintings are among the most desirable works by Wong and as of May 23, 2023, account for nine of his top ten auction price records. These are led by: "River at Dusk" (2018) which represents the artist's top auction price record after being sold for HKD 52,297,000 ($6,662,115) at Sotheby's, Hong Kong, on April 5, 2023, and before that for HKD 37,760,000 ($4,871,567) at Phillips, Hong Kong on December 3, 2020, as well as "The Night Watcher" (2018) which represents the artist's second highest auction price record after being sold for $5,897,150 at Sotheby's, New York on May 19, 2022. As of May 23, 2023, examples similar in scale and composition with the Painting have sold at auction in excess of $2 million and include: "Yellow Brick Road" (2018), which sold for HKD 29,050,000 ($3,728,393) at Christie's, Hong Kong, on December 1, 2021, "The Reader" (2017), which sold for $2,329,000 at Phillips, New York, on June 23, 2021 and "Far Away Eyes" (2017), which sold for HKD 21,183,000 ($2,716,825) at Phillips and Poly, Hong Kong, on November 30, 2021. The Painting's execution, subject, and period make it a commercial and desirable work by Matthew Wong.

AS OF MAY 23, 2023, WONG'S TOP THREE AUCTION RECORDS ARE LED BY: "RIVER AT DUSK" (2018), WHICH SOLD FOR HKD 52,297,000 ($6,662,115) ON APRIL 5, 2023 AT SOTHEBY'S, HONG KONG, "THE NIGHT WATCHER" (2018), WHICH SOLD FOR $5,897,150 ON MAY 19, 2022 AT SOTHEBY'S, NEW YORK AND "GREEN ROOM" (2017), WHICH SOLD FOR $5,340,000 ON MAY 10, 2022 AT CHRISTIE'S, NEW YORK.

In the wake of Matthew Wong's death in 2019, market interest for his work has steadily increased. As of March 3, 2023 all of his top ten auction records have been set since October 2020 and are dominated by his vibrant, expressive landscapes and interior scenes. In June 2020, "The Realm of Appearances" (2018), the namesake of his first aforementioned retrospective exhibition, sold at auction for $1.8 million, more than 20 times its low estimate, while "Shangri-La" (2017), a large-scale landscape painting sold for $4.47 million four months later, eclipsing its low estimate of $500,000. Thirteen buyers from around the globe registered to bid on the work. As of April 28, 2023, Wong's top three auction records are led by: "The Night Watcher" (2018), which sold for $5,897,150 on May 19, 2022 at Sotheby's, New York, "Green Room" (2017), which sold for $5,340,000 on May 10, 2022 at Christie's, New York, and "Night Crossing" (2018), which sold for $4,860,000 at Sotheby's, New York, on November 18, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$6M
$4.5M
$3M
$1.5M
2020
2020
2020
2021
2021
2021
2021
2021
2022
2022
2022
2022
2023
2023

Matthew Wong (b. 1984, Toronto, Canada; d. 2019, Edmonton, Canada) was a self-taught artist remembered for his vibrant landscapes and interior scenes, painted in a style reminiscent of Post-Impressionist artists like Vincent Van Gogh and Édouard Vuillard. He earned a Bachelor's of Art in cultural anthropology in 2007 from the University of Michigan, and a Masters of Fine Art in photography from the School of Creative Media at the City University of Hong Kong in 2013. After completing his Masters, the artist's focus shifted to drawing, and then to painting landscapes by late 2014. In 2015, Wong, who conducted many of his relationships on social media, began to receive widespread attention for his work online and had his first solo exhibition at the Hong Kong Visual Arts Center. A year later, curator Matthew Higgs included Wong's work in "Outside," an exhibition for Karma Gallery at their outpost in Amagansett, N.Y. In 2018, Karma mounted the artist's first solo exhibition in New York, which again was received positively by critics and collectors. In October 2019, Wong died by suicide at his home in Edmonton, Alberta at the age of thirty-five. The following month, a posthumous second solo show titled "Blue" opened at Karma. In the wake of his death, Matthew Wong has been the subject of several notable institutional shows, including a survey exhibition at the Art Gallery of Ontario, which opened in August 2021. In October 2022, the Dallas Museum of Art – the only museum that collected Wong's work during his lifetime, opened "The Realm of Appearances," the first retrospective and U.S. museum exhibition devoted to Wong's work.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart above captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Matthew Wong with the following criteria: canvas paintings executed 2017 to 2019 that measure between 20 inches x 20 inches to 80 inches x 80 inches, excluding interior scenes. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 54.2% CAGR implied from selected sales occurring from June 29, 2020 to April 5, 2023.

3. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Matthew Wong is 14.3%, which is based on 1 repeat sale during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Matthew Wong was December 8, 2020 and ending on the last date a repeat sale occurred for such artist, which in the case of Matthew Wong was June 22, 2022. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

4. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Paintings by Matthew Wong have a record price compound annual growth rate (“CAGR”) of 59.7% from June 29, 2020 to December 31, 2022. This calculation is based on (i) a record price of $1,500,000 on June 29, 2020, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $4,850,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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